Exhibit 10.1

GENERAL CONSULTING AND SERVICES AGREEMENT

Subject to Consultant’s execution and non-revocation of, and compliance with, the Separation Agreement and General Release, this General Consulting and Services Agreement (“Agreement”) is dated as of the date of the last signature below, by and between NuVasive, Inc. (“NuVasive” or “Company”) and Stephen Rozow, an individual (“Consultant”) (individually referred to herein as a “Party” or collectively the “Parties”).

WHEREAS, NuVasive is a medical device company that develops, manufactures and supplies certain spinal and orthopedic implants and other associated equipment, supplies and services and desires to retain Consultant for the performance of certain strategic investor relations and operational and business consulting services, as more fully described herein.

WHEREAS, Consultant has the appropriate expertise and qualifications to consult with the Company regarding company operations, including manufacturing, fulfillment, regulatory and quality assurance.

NOW, THEREFORE, the Parties agree as follows:

1.	Services To Be Provided.

(a)Scope of Work. The Company and Consultant agree that during the Term (as defined in Section 8(a) below) Consultant shall perform the Services specified on Exhibit A (the “Services”), that supplement this Agreement. Any adjustment to the Agreement or the Services thereunder, including the time or compensation to be paid hereunder, shall be mutually agreed to in writing by the Parties before such modification shall be effective. Consultant represents, warrants and covenants that Consultant will perform the Services under this Agreement in a timely, professional and workmanlike manner and that all materials, information and deliverables provided to Company will comply with (i) the requirements set forth in the Services, (ii) the Company’s policies and procedures; (iii) Consultant’s obligations to the Company as a shareholder; and (iv) the law.

(b)	Payment.

(i)Compensation. The Company will pay to Consultant, as full and complete payment for the performance of the Services, the compensation described in Exhibit A, in the time and manner of payment described in Exhibit A. Except for any rights set forth in this Agreement or created by the Parties’ Separation Agreement and General Release, Consultant acknowledges that he is not entitled to any other compensation or remuneration of any kind whatsoever.

2.

Expenses. Provided that Consultant provides accounts or invoices therefor evidencing such expenses, the Company shall reimburse Consultant for all pre-approved out-of-pocket expenses incurred by Consultant in connection with the performance of the Services. Relationship of Parties.

(a)Independent Consultant. Consultant is an independent consultant and is not an agent or employee of, and has no authority to bind, the Company by contract or otherwise in any matter whatsoever, unless otherwise specifically provided in writing by the Company. Consultant will perform the Services under the general direction of the Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are to be accomplished, subject to the requirement that Consultant shall at all times comply with applicable law, and the Company’s Code of Conduct. The Company has no right or authority to control the manner or means by which the Services are accomplished. Consultant shall not be considered under the provisions of this Agreement or otherwise as having any employee status or as being entitled to participate in any benefit or equity plans or other arrangements provided by the Company to its regular employees.

(b)Employment Taxes and Benefits. Consultant will report as self- employment income all compensation received by Consultant pursuant to this Agreement, and will be issued an IRS Form 1099 regarding any payments he receives from the Company. The Consultant is solely responsible for payment of all income, social security, employment- related, or other taxes incurred as a result of the performance of Services by the Consultant under this Agreement. Consultant further understands and agrees that should any amount of this payment become taxable for any reason, or should federal, state, or local taxes or penalties be assessed on any amount paid by the Company to the Consultant, Consultant shall hold the Company harmless from and against such assessments and shall be solely responsible for payment of all such assessments, regardless of whether they are assessed against Consultant or the Company.

3.	Confidentiality, Assignment of Rights, Non-Interference, and Restrictive Covenants.

(a)Confidential Information. Consultant recognizes and acknowledges  that pursuant to this Agreement, Consultant will acquire information and materials from the Company and knowledge about the business, products, methods, policies, plans, strategies, processes, procedures, reports, analyses, finances, experimental work, intellectual property, trade secrets, computer programs, designs, technology, know-how, inventions (whether patentable or not), works of authorship, customers, clients, employees, consultants and suppliers and other data of the Company and its affiliates from the Company and that all such knowledge, information and materials acquired are and will be the trade secrets and confidential and proprietary information of the Company (collectively “Confidential Information”). Consultant understands that the foregoing list of information and materials is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Consultant further understands that the goodwill of the Company depends, among other things, upon keeping such Services and information confidential and that unauthorized   disclosure of the Confidential Information  would irreparably damage the Company; and that by reason of Consultant’s duties under this Agreement and any other agreement between the Company and Consultant pertaining to Consultant’s Services, Consultant may come into possession of Confidential Information, even though Consultant may not himself take any direct part in or furnish the services performed for the Company’s clients or Customers. Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of Consultant or that the Company gives to third parties without restriction on use or disclosure.

(b)Nondisclosure and Nonuse. Consultant agrees to hold all Confidential Information in confidence and not use, disclose, publish, communicate, copy, make available or permit the unauthorized access of Confidential Information, or allow Confidential Information to be used, disclosed, published, communicated or made available, in whole or in part, to any entity or person except in performing the Services under this Agreement and provided that it is for the benefit of the Company. Consultant will not at any time during or after the Term of this Agreement disclose to any person or entity, or permit any person or entity to examine and/or make copies of any reports or any documents prepared by Consultant or that come into the possession or under the control of the Consultant by reason of Consultant’s Services without the prior written consent of an officer of the Company.

(c)Assignment of Rights. All Confidential Information and all title, patents, patent rights, copyrights, trade secret rights, sui generis database rights and other intellectual or industrial property rights of any sort anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of the Company. Consultant hereby assigns to the Company any Rights Consultant may have or acquire in such Confidential Information. At all times, both during the Term of this Agreement and after its termination, Consultant will keep in confidence and trust and will not use or disclose any Confidential Information or anything related to it without the prior written consent of an officer of the Company.

(d)Confidentiality of the Agreement. Consultant agrees to keep both the terms of this Agreement, as well as any discussions with the Company concerning the terms of this Agreement, confidential and will not disclose the provisions hereof to anyone except Employee’s spouse, attorney(s), tax advisor(s), and financial advisor(s), or except as otherwise required by law.

(e)Non-Interference with Business. During the Term of this Agreement, Contractor agrees not to establish, operate, provide or perform any services, whether directly on Consultant’s own behalf, or as an employee, independent contractor, consultant, partner, owner, officer, or director of any entity, person or in any other capacity, that may utilize any of the Confidential Information obtained from the Company, whether such Confidential Information was obtained or developed during the course of performing the Services or during Consultant’s prior employment with the Company.

(f)Restrictive Covenants.  Consultant affirms continued application of, and agreed compliance with, the Proprietary Information and Inventions Assignment and Restrictive Covenant Agreement previously executed by Consultant on April 6, 2015, as amended concurrently herewith (and no later than on December 31, 2018) (the “PIIA Agreement”). The Parties acknowledge and agree, however, that Consultant may be employed full-time by another employer, provided that such employment doesn’t utilize or rely on the Company’s Proprietary Information, or violate the restrictive covenant obligations as set forth in the PIIA Agreement.

(g)Injunctive Relief. Consultant acknowledges that disclosure or unauthorized use of any Confidential Information by Consultant and/or breach of the restrictive covenants set forth above will give rise to irreparable injury to the Company or the owner of such information, inadequately compensable in damages. Consultant further acknowledges and agrees that the covenants contained in this Agreement are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content. In the event of a breach or threatened breach by Consultant of any of the provisions hereof, Consultant hereby consents and agrees that the Company shall be entitled to pre-judgment injunctive relief or similar equitable relief to restrain Consultant from committing or continuing any such breach or threatened breach.

4.	Intellectual Property; Ownership.

NuVasive is, and shall be, the sole and exclusive owner of all right, title and interest in and to the documents, work product and other materials that are created, made, conceived, reduced to practice or authored by Consultant in the course of performing the Services (the “Work Product”), including all intellectual property rights therein. Consultant agrees that with respect to any Work Product that may qualify as “work made for hire” as defined in 17 U.S.C. §101, such Work Product is hereby deemed a “work made for hire” for NuVasive. To the extent that any of the Work Product does not constitute a “work made for hire”, Consultant hereby irrevocably assigns to NuVasive, in each case without additional consideration, all worldwide right, title and interest in and to the Work Product, including all intellectual property rights therein. Such assignment shall be automatic under this Agreement without the need to be evidenced further in writing. NuVasive shall be free to make, have made, use, offer for sale, sell, modify, translate and import products utilizing the Work Product without restriction. Consultant will execute or cause to be executed, all documents and perform such acts as may reasonably be necessary to secure or enforce for NuVasive statutory protection including patent, trademark, trade secret or copyright protection throughout the world for all Work Product, at NuVasive’s expense.

5.	Indemnification.

(a)Consultant will indemnify and hold harmless Company from and against any and all claims, suits, actions, demands, and proceedings against Company and all losses, costs, and liabilities directly related thereto, arising out of or related to: (i) a claim that any item, material, and other deliverable delivered by Consultant under this Agreement that infringes any intellectual property rights of a third party; (ii) any violation of Consultant’s obligations that cause harm in reputation or financial harm to Company; (iii) any negligence on behalf of Consultant; or (iv) any breach of this Agreement by Consultant.

(b)Company will indemnify and hold harmless Consultant from and against any and all claims, suits, actions, demands, and proceedings against Company and all losses, costs, and liabilities directly related thereto, arising out of or related to: (i) a claim that any item or material provided by Company to the Consultant under this Agreement infringes any intellectual property rights of a third party; (ii) any violation of Company’s obligations that cause harm in reputation or financial harm to Consultant; (iii) any negligence on behalf of Company; or (iv) any breach of this Agreement by Company.

6.	Observance of Company Rules.

At all times, Consultant will observe Company’s rules and regulations with respect to conduct, privacy, health, safety, anti-harassment/discrimination/retaliation and protection of persons and property.

7.	Consultant’s Representations and Obligations.

(a)No Conflict. Consultant represents and warrants to the Company that he is not now nor shall he be a party to any other agreement or under any obligation to or restriction by any third-party which would prevent Consultant from entering into this Agreement or which would adversely affect this Agreement, Consultant’s performance of the Services, or any of the undertakings set forth herein in any manner.

(b)Non-Disclosure. Consultant agrees to promptly and properly advise NuVasive of all matters coming to Consultant’s attention that could, in any manner, materially and adversely affect the business or interests of NuVasive. Consultant further agrees not to reveal to any outside sources at any time during the Term of this Agreement and after the termination of this Agreement, without NuVasive’s prior written consent, any matter that could, in any manner, materially and adversely affect NuVasive’s business, unless required by law to do so.

(c)Product Complaints. Consultant represents and warrants that Consultant shall: (a) immediately notify NuVasive of all customer and/or regulatory complaints and/or correspondence concerning the use of NuVasive products; (b) assign to NuVasive all rights (including intellectual property rights), title and interests in and to any customer feedback with regard to NuVasive products, and (c) take any and all such actions to ensure such assignment is effected, upon reasonable request of NuVasive.

(d)Representations; Marketing. NuVasive has provided Consultant with marketing and technical information concerning the NuVasive products including brochures, instructional material, advertising literature, product samples, and other product data and information (“Promotional Materials”). Consultant represents and warrants Consultant shall not make any false or misleading representations to customers or others regarding NuVasive or the NuVasive products, or about NuVasive competitors or competitor products. Consultant represents and warrants that Consultant shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the NuVasive products that are not consistent with, or otherwise expand upon the claims in the Promotional Materials or other documentation supplied by NuVasive. Consultant represents and warrants that he shall use only the Promotional Materials supplied by NuVasive in Consultant’s promotion of the NuVasive products and services. Consultant represents and warrants that in no event shall Consultant make any guarantee or warranty concerning the NuVasive products or services that are inconsistent with, or otherwise expands upon, NuVasive’s standard limited warranty, or on behalf of any vendor or supplier of NuVasive. Consultant represents and warrants that Consultant shall promote and market the NuVasive products in accordance with the training provided by NuVasive.

(e)Compliance with Laws and Policies. Consultant represents and warrants that he will comply with all applicable federal, state, local, municipal, regulatory and/or governmental agency laws, statutes, regulations, edicts, guidance, directives, and ordinances, including, without limitation, (a) HIPAA, (b) all federal and state health care anti-fraud, anti- kickback and abuse laws such as 42 U.S.C. § 1320a-7b(b); (c) the Federal Food, Drug, and Cosmetic Act and its implementing regulations; (d) all rules, regulations, and guidance of the FDA; and (e) all rules and regulations of the Center for Medicare and Medicaid Services (CMS). Without limiting the generality of the foregoing, except to the extent allowed by applicable law, Consultant will make no offer, payment or other inducement, whether directly or indirectly, to induce the referral of business, the purchase, lease or order of any item or service, or the recommending of the purchase, lease or order of any item or service. Consultant will comply, and will ensure its personnel carrying out activities under this Agreement comply, with all operating and compliance policies of NuVasive, including (without limitation) the MDMA Code of Conduct on Interactions with Healthcare Providers (Exhibit B), NuVasive’s Code of Ethical Business Conduct (the “Code”), NuVasive’s Global Business Ethics Program, including the Healthcare Compliance Policy Guide, Insider Trading Policy, as such policies may be created and updated from time to time, and including any applicable training requirements with respect to such policies.

(f)Regulatory Compliance. Consultant will not alter or modify any Company product(s) provided to Consultant in connection with the Services in any way. Consultant shall at all times conduct Consultant’s activities on behalf of NuVasive in accordance with the labeling limitations on NuVasive products, the terms of this Agreement, NuVasive’s written policies and procedures, and in compliance with applicable state and federal laws in effect from time to time, including the FDA’s quality system regulations (QSR), Adverse Event Reporting System (AERS) and/or current good manufacturing practice (cGMP) regulations and shall undertake all required compliance actions, including establishing and implementing all required control and reporting procedures.

(g)Debarment. Consultant represents and warrants that Consultant has not been nor is debarred, suspended, excluded or are otherwise ineligible under Section 306 of the Federal Food, Drug and Cosmetic Act (as amended by the Generic Drug Enforcement Act of 1992), 21 U.S.C. § 336, or are listed on any applicable federal exclusion list including the then- current: (a) HHS/OIG List of Excluded Individuals/Entities (http://www.oig.hhs.gov); (b) General Services Administration’s List of Parties Excluded from Federal Programs (http://www.epls.gov);and(c)FDADebarment List (http://www. fda.gov/ora/ compliance_ref/debar/). A breach of this provision shall be sufficient cause for NuVasive to terminate this Agreement immediately without notice or cure.

(h)Interaction with Health Care Professionals. Consultant represents and warrants that Consultant does not currently have any form of compensation arrangement with any Health Care Professional or health care institution. Consultant agrees that Consultant shall not enter into any arrangement (e.g., grants, donations, sponsorships, reimbursement of expenses, etc.) or agreement, oral or written, with a Health Care Professional or health care institution, without the express prior written consent of NuVasive’s Compliance Officer or his designee. A breach of this provision shall be sufficient cause for NuVasive to terminate this Agreement immediately without notice or cure.

(i)Additional Obligations. Consultant agrees and warrants that Consultant will cooperate fully with NuVasive personnel in all respects with regard to performing the Services under this Agreement, including participating in requested teleconferences, meetings, and travel upon reasonable request. Consultant further agrees to maintain all records required to substantiate Consultant’s compliance with the provisions of this Agreement and with all laws, regulations, policies, procedures and guidelines related to Consultant’s performance of Consultants Services and other obligations pursuant to this Agreement.

(j)Records; Audit. Consultant agrees to keep all necessary records relating to the performance of the Services hereunder as the Company may direct. Consultant further agrees that Consultant will, at any time during the Term of this Agreement, at NuVasive’s request, and in any event at the termination of this Agreement (regardless of the reason), surrender to NuVasive copies of any and all memoranda, books, papers, letters, notebooks, reports, and any and all other data and information, together with any copies or abstracts thereof, resulting from the performance of the Services hereunder or as may have been provided by NuVasive to Consultant. During the Term, the Company shall be entitled to audit Consultant’s books and records to determine conformance with the Agreement at any time upon reasonable notice to Consultant.

(k)Publicity. The Parties agree that no press releases, literature, advertising, publicity, or written statements in connection with work under this Agreement having or containing any reference to the Company shall be made by Consultant without the prior written consent of the Company.

8.	Term and Termination.

(a)Term. The “Term” shall commence on the Effective Date and end on May 31, 2019. The Term may be extended or modified by mutual written agreement of the Parties.  During the Term, Consultant will be rendering “service” for purposes of continued vesting under the Company’s long term incentive and equity plans.  “Service” (for vesting purposes) will be deemed to have terminated at the end of the consulting Term, unless the consulting arrangement is terminated prior to the end date of the Term as a result of Consultant’s material uncured breach. A material uncured breach on the part of the Company does not terminate “Service” for purposes of continued vesting under the Company’s long term incentive and equity plans.

(b)Effective Date. This Agreement becomes effective as of the date and time the Separation Agreement and General Release become Effective (the “Effective Date”).  The Parties agree that the Effective Date is intended to follow immediately upon the end of Consultant’s time of service as a Company employee, such that there is no break in Consultant’s status as a service provider to Company for purpose of Consultant’s continued vesting of equity pursuant to any applicable Company equity or incentive plan.

(c)Termination by the Company. The Company may only terminate this Agreement: (a) upon the inability of Consultant to render the Services to NuVasive by reason of death or disability; or (b) for any material uncured breach of this Agreement. If Company believes that Consultant materially breached this Agreement, Company will notify Consultant in writing and allow Consultant to cure any material breach within ten (10) calendar days after delivery of Company’s written notice of material breach.

(d)Termination by the Consultant. Consultant may not terminate this Agreement during the Term except or unless Company materially breaches this Agreement. If Consultant believes that the Company materially breached this Agreement, Consultant will notify Company in writing and allow the Company to cure any material breach within ten (10) calendar days after delivery of Consultant’s written notice of material breach.

(e)Conduct Following Expiration or Termination. Upon expiration or termination of this Agreement, Consultant shall promptly: (i) cease performing the Services; deliver to NuVasive all Company Innovations, documents, work product and other materials whether or not complete, prepared by or on behalf of Consultant in the course of performing the Services; and (iii) remove any Consultant-owned property, equipment or materials located at NuVasive’s locations. If the Agreement is terminated prior to the expiration of the Term as a result of a material uncured breach on the part of Consultant, Consultant’s Monthly Retainer will be pro-rated based on the Services performed up to the date of termination as specified in the notice of termination.

(f)No Election of Remedies. The election by the Company or Consultant to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

(g)Continuing Obligations under Agreement. Upon the expiration or termination of this Agreement for any reason each Party will be released from all obligations to the other arising after the date of expiration or termination, except that expiration or termination of this Agreement will not relieve Consultant or the Company of their respective obligations under Sections 3, 4, 5, 6, 7,   8 and 9, nor will expiration or termination of this Agreement relieve Consultant or the Company from any liability arising from any breach of this Agreement.

(h)Duty to Return Confidential Information and Property. Consultant will promptly notify the Company of all Confidential Information in Consultant’s direct  or  indirect possession or control and, at the expense of the Company and in accordance with  the Company’s instructions, will promptly deliver to the Company all such Confidential Information and or property in Consultant’s possession, custody and/or control, without retaining copies thereof.

9.	General.

(a)Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and assigns. This Agreement is personal in nature, and Consultant shall not, without the prior written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder. The Company may assign or transfer this Agreement to a successor or affiliated organization.

(b)Non Disparagement. Unless subject to a valid trial subpoena or court order, Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company.

(c)Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to conflict of laws and all disputes arising under or relating to this Agreement shall be brought and resolved solely and exclusively in the State Court located in Delaware. Should any legal action be commenced in connection with this Agreement, the prevailing party in such action shall be entitled to recover, in addition to court costs, such amount as the court may adjudge as reasonable attorneys’ fees.

(d)Complete Understanding; Modification. This Agreement, the Separation Agreement and General Release, and Contractor’s PIIA Agreement (as amended), the relevant equity plan policies and documents (collectively “the Agreements”), along with any exhibits or attachments to the Agreements, contain all of the Parties’ contractual obligations to each other, and cannot be modified or amended unless the modification or amendment is in a writing signed by both Parties.

(e)Severability. It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom such provisions or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provisions in the particular jurisdiction in which such adjudication is made.

(f)Equal Opportunity. Consultant shall abide by the requirements of 41 CFR §§ 60 1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, protected veteran status or disability.

(g)Construction of Agreement. This Agreement will in all events be construed as a whole, according to its fair meaning, and not strictly for or against a Party merely because that Party (or Party’s legal representative) drafted this Agreement. Any ambiguity contained in this Agreement shall be construed to permit the Parties to comply with applicable law. The headings, titles, and captions contained in this Agreement are merely for reference and do not define, limit, extend, or describe the scope of this Agreement. Unless the context requires otherwise, (a) gender (or lack of gender) of all words in this Agreement includes the masculine, feminine, and neuter, and (b) the word “including” means “including, without limitation.”

(h)Waiver. The waiver or failure of a Party to exercise in any respect any right provided for under this Agreement shall not be deemed to be a waiver of any future right under this Agreement.

(i)Counterparts/Signature Pages. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by a fax machine, telecopy machine, or via electronic mail in .pdf or equivalent format shall be binding to the same effect as an original signature page.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

EMPLOYEE:

/s/ Stephen Rozow
Stephen Rozow

Date:12 – 31 – 18

NUVASIVE, INC.

By:	/s/ Nathaniel Sisitsky

Nathaniel Sisitsky, General Counsel

Date:December 31, 2018

EXHIBIT A

Scope of Work and Compensation

Scope of Work and Amount of Work: Consultant shall be expected to perform no more and no less than 8 hours per week of services related to the Scope of Work.  In performing the Scope of Work under this Agreement, Consultant shall report and be responsible to the Company’s Chief Executive Officer, or such other person or person’s as designated by the Company. The “Scope of Work” includes the following:

•	Assist with organizational restructuring, including effective change management with internal staff, board of directors and external partners and constituents;
•	Such other special projects as determined and reasonably requested by the Company.

Consultant will perform the Services under the general direction of the Company, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are to be accomplished, subject to the requirement that Consultant shall at all times comply with applicable law. The Services to be performed under this Agreement are personal in nature and may not be subcontracted to or performed by any agent or representative of Consultant absent the Company’s express written consent.

Exclusivity: During the Term of this Agreement, Consultant may not accept employment with, or serve as a consultant or advisor or in any other capacity to a competitor of the Company within spine and orthopedic limb lengthening markets/industries, including but not limited to any of the following Companies or any of their subsidiaries or affiliates: DePuy Synthes division of Johnson & Johnson; Stryker Corporation; Globus Medical, Inc.; Medtronic, Inc.; K2M Holdings, Inc.; Zimmer Biomet Holdings, Inc.; Spinal Elements, Inc.; Seaspine, Inc.; and Alphatec Spine, Inc. Except as set forth above, Consultant may otherwise render services for other companies or individuals during the Term, unless such service utilizes Company Confidential information. A violation of this provision, or a violation of the PIIA Agreement (as Amended) is considered a material breach.

Tools and Materials: Except as necessary for Consultant to perform the Scope of Work, Consultant will use Consultant’s own equipment and materials to perform the Services. Consultant shall not have access to the Company’s property, including its facilities, computers, laptops, software or networks, unless the Company deems such access necessary for the Consultant to perform the Services in the Company’s sole discretion.

Compensation: During the Term, Consultant will receive:

•	A fixed sum in the amount of $6,000 dollars (US) per month during the Term (“Monthly Retainer”; and

•

Subject to Consultant’s compliance with this Agreement, including but not limited to, Consultant’s uninterrupted service to the Company, and Consultant’s promise to not breach any provisions in the Agreement or Consultant’s PIIA Agreement (as Amended), Consultant’s rights under any equity awards will continue to be determined pursuant to the terms of the relevant equity award plans and policies based on Consultant’s continued uninterrupted service to the Company and (where applicable) Company performance.

Except as set forth above, no other compensation or benefits will be due to, or paid to, Consultant by NuVasive with respect to Consultant’s performance of Services under this Agreement.